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                                                                                                        Exhibit 99.2

                   Schedule of Allowance for Doubtful Accounts

Year                      Balance at Beginning    Additions Charged to      Deductions (1)        Balance at End of
                                 of Year           Costs and Expenses                                   Year

1997                                0                      0                       0                       0

1998                                0                     114                     -34                     80

1999                               80                     212                     -68                    224


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(1)  Primarily write-offs.
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